EXHIBIT 99.1

PRESS RELEASE

PACIFICARE EXTENDS EXPIRATION DATE AND SETS NEW PRICE
DETERMINATION DATE OF TENDER OFFER FOR 7% SENIOR NOTES

SANTA ANA, CA., JULY 23, 2001 - PacifiCare Health Systems, Inc. (NASDAQ: PHSY) today announced the extension of the expiration date and time of its cash tender offer for all of the outstanding 7% Senior Notes due 2003 of its wholly-owned subsidiary PacifiCare Health Plan Administrators, Inc. (the “Notes”). The tender offer is described in the Offer to Purchase and Consent Solicitation Statement dated June 1, 2001.

The tender offer, which was previously set to expire at 12:00 noon, New York City time, on July 23, 2001, has been extended to expire at 12:00 noon, New York City time, on July 30, 2001 (the “New Expiration Time”), unless further extended. Payment for Notes validly tendered and not validly withdrawn will be made in same day funds promptly following expiration of the tender offer, or as soon thereafter as practical.

If the tender offer is again extended, and that extension is for a period longer than ten business days from the New Expiration Time, the Company will establish a new price determination date for calculating the tender offer consideration, which will be at least ten business days prior to the new expiration time, and the pricing terms and consideration may change.

The tender offer and consent solicitation are subject to a number of conditions which are set forth in the Offer to Purchase and Consent Solicitation Statement, including without limitation:

•	holders of the Notes having tendered (and not withdrawn) by the expiration time Notes representing not less than a majority in aggregate principal amount of the Notes, and

•	the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company.

Morgan Stanley is acting as the Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation, and can be reached at (877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 223-2064.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer and the consent solicitation is made solely by the Offer to Purchase and Consent Solicitation Statement.

Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately 3.7 million members as of March 31, 2001. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements are subject to certain risks and uncertainties that could cause actual facts to differ materially from those we anticipate. The risks and uncertainties include our inability to satisfy the conditions of the tender offer, including obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to us.

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CONTACT:
Suzanne Shirley
Investor Relations
(714) 825-5491